                                                                      EXHIBIT 99

NEWS RELEASE                                                              (LOGO)


                                              CONTACT: LAYNE CHRISTENSEN COMPANY
                                                       JERRY W. FANSKA
                                                       VICE PRESIDENT-FINANCE
                                                       913-677-6858
                                                       www.laynechristensen.com

WEDNESDAY, MARCH 31, 2004


      LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

- Mineral exploration division rebounds with profits up $4.4 million on 22% increase in revenues.

- Water division profits down 27% on reduced margins attributable to softness in the Company's markets.

- Sale in the fourth quarter of Layne Christensen Canada and Toledo Oil and Gas businesses with total proceeds of $18.1 million.

- In fiscal 2004, the Company successfully negotiated $90.0 million in unsecured credit facilities.


  (a)   Financial Data                         QUARTER ENDED             %                 YEAR ENDED              %
  (in 000's, except per share data)        1/31/04       1/31/03      CHANGE        1/31/04        1/31/03      CHANGE
  Net Revenues
  --Water Resources                      $  42,438      $  38,616       9.9%      $ 169,631      $ 167,080        1.5%

  --Mineral Exploration                     18,973         13,948      36.0          68,218         55,769       22.3
  --Geoconstruction                         10,012          6,948      44.1          31,285         29,621        5.6
  --Energy                                     835            600      39.2           2,919          2,617       11.5
  --Products and Other                          --             --        --              --            436          *
Gross Profit                                18,870         18,376       2.7          75,591         75,172        0.5
Net income (loss)                            1,941            478         *           2,651        (13,495)         *
Diluted EPS                                   0.15           0.04         *            0.21          (1.11)         *
Weighted Average Shares Outstanding         12,726         12,189         *          12,413         12,142          *

*    Not meaningful



"The year produced many noteworthy accomplishments. None was more important than restructuring the Company's credit facilities and regaining our investment grade rating. We also narrowed our focus in Layne Energy toward the exploration and production side of the business. Operationally, the mineral exploration division returned to profitability for the first time since fiscal 1998, as strong gold and base metal prices spurred demand for drilling."--

ANDREW B. SCHMITT, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     -more-

MISSION WOODS, KANSAS, MARCH 31, 2004 - LAYNE CHRISTENSEN COMPANY (NASDAQ:
LAYN), today announced net income for the fiscal year ended January 31, 2004 of $2,651,000, or $0.21 per diluted share, compared to a net loss of $(13,495,000), or $(1.11) per diluted share last year. The prior year loss includes a goodwill write off of $14,429,000, net of income taxes, reflecting the cumulative effect of an accounting change. The Company's total net revenues increased 6.5% to $272,053,000, primarily due to a 22.3% gain in mineral exploration revenues.

"The year produced many noteworthy accomplishments," said Andrew B. Schmitt, President and Chief Executive Officer. "None was more important than restructuring the Company's credit facilities and regaining our investment grade rating. We also narrowed our focus in Layne Energy toward the exploration and production side of the business. Operationally, the mineral exploration division returned to profitability for the first time since fiscal 1998, as strong gold and base metal prices spurred demand for drilling. On the negative side, after two record years in our water resources division, we have experienced severe price competition in most of our market segments particularly for the municipal work. The public sector activity also negatively affected our geoconstruction division. If you exclude the effect of debt extinguishment costs and severance charges, earnings from continuing operations before income taxes were up 6.3% for the year, not very good leverage on a 6.5% increase in revenues. Our focus in fiscal 2005 will be on raising prices and improving efficiencies."

Gross profit as a percentage of revenues was 27.8% for fiscal 2004 compared to 29.4% for fiscal 2003. The decrease in gross profit percentage for the year was primarily related to the negative impact of competitive pricing pressures on the Company's water resources division. The municipal, industrial, energy and agricultural market segments were weak throughout the year. Decreases in gross profit in the water resources division were partially offset by improved margins in the Company's mineral exploration division due to increased activity levels associated with higher gold and base metal prices.

Selling, general and administrative expenses increased to $53,920,000 for fiscal 2004 compared to $52,425,000 for fiscal 2003 (19.8% and 20.5% of revenues, respectively). The increase for the year was primarily the result of severance-related benefits of $1,244,000 accrued during the second quarter, start-up expenses related to the Company's groundwater transfer project in Texas and increased insurance costs. These expenses were partially offset by lower incentive compensation expense and cost savings associated with the workforce reductions completed during the second quarter.

Depreciation and amortization decreased to $11,877,000 for fiscal 2004 compared to $13,204,000 for fiscal 2003. The decrease in depreciation and amortization was the result of assets becoming fully depreciated in prior periods primarily in the geoconstruction and mineral exploration divisions.

The Company recorded debt extinguishment costs of $2,320,000 for the year ended January 31, 2004 and $1,135,000 for the year ended January 31, 2003. The losses for the periods represent prepayment penalties and the write-off of associated deferred fees in connection with refinancing of the Company's credit facilities.

During the fourth quarter of fiscal 2004, the Company sold its Layne Christensen Canada and Toledo Oil and Gas subsidiaries for total proceeds of $18,114,000. Both entities were historically reported as part of the Company's energy segment. In connection with the sales, the Company recorded a gain of $1,746,000, net of income taxes. The gains related to the sale of these operations were offset by operating losses of $1,456,000, net of income taxes.

The fourth quarter of the Company's fiscal year resulted in net income from continuing operations of $1,052,000, or $0.08 per diluted share, compared to $970,000, or $0.09 per diluted share, in the prior year. Revenue for the quarter increased 20.2% to $72,258,000, with increases over the prior year in each of the Company's divisions. Despite increased revenues, gross profit increased only 2.7% and was 26.1% as a percentage of revenues compared to 30.6% in the prior year. The decreased gross profit percentage was primarily due to lower margins in the water resources division's municipal work and the geoconstruction division's public sector jobs.

WATER RESOURCES DIVISION
(in thousands)

                                             Year ended January 31,
                                             ---------------------
                                               2004         2003
                                               ----         ----
Revenues                                     $169,631     $167,080
Income from continuing operations              20,942       28,654

Water resources revenues increased 1.5% to $169,631,000 for the year ended January 31, 2004 from $167,080,000 for the year ended January 31, 2003. The increase in revenues was primarily the result of a concerted effort to maintain market share in the division's markets, especially the soft municipal market where activity has been impacted by competitive pressures and reduced spending.

Income from continuing operations for the water resources division decreased 26.9% to $20,942,000 for the year ended January 31, 2004, compared to $28,654,000 last year. The decrease in income from continuing operations for the twelve months ended January 31, 2004 was primarily attributable to competitive pricing pressures in the municipal, industrial, energy and agricultural market segments, reduced margins due to a difficult winter drilling season and earnings from a large, multi-divisional project in the prior year which was not replaced in fiscal 2004.

MINERAL EXPLORATION DIVISION
(in thousands)

                                             Year ended January 31,
                                             ---------------------
                                               2004          2003
                                               ----          ----
Revenues                                     $68,218      $55,769
Income (loss) from continuing operations       3,343       (1,082)

Mineral exploration revenues increased 22.3% to $68,218,000 for the year ended January 31, 2004, compared to revenues of $55,769,000 for the year ended January 31, 2003. The increase in revenue was attributable to increased exploration activity in the Company's markets as a result of higher gold and base metal prices. The increased activity levels had the greatest impact at the Company's locations in Africa.

Income from continuing operations for the mineral exploration division was $3,343,000 for the year ended January 31, 2004, compared to a loss from continuing operations of $1,082,000 for the year ended January 31, 2003. The improved profitability in the division was primarily due to the increased activity levels noted above. The division also benefited from improved earnings by its Latin American affiliates and lower depreciation from assets that were fully depreciated in prior periods. These items were partially offset by increased expenses in Australia to bring equipment into compliance with changes in transportation regulations.

GEOCONSTRUCTION DIVISION
(in thousands)

                                             Year ended January 31,
                                             ----------------------
                                               2004          2003
                                               ----          ----
Revenues                                     $31,285       $29,621
Income from continuing operations              2,246         2,631

Geoconstruction revenues increased 5.6%, to $31,285,000 for the year ended January 31, 2004 compared to $29,621,000 for last year. The increase in revenues was primarily a result of a large project in the northwest United States for the Department of Energy and increased sales at the Company's manufacturing unit in Italy. The increased sales in Italy were primarily the result of the weakened value of the U.S. dollar against the euro, the functional currency of the subsidiary. The movement of the euro versus the dollar resulted in an increase of approximately $1,000,000 upon conversion to the Company's reporting currency.

The geoconstruction division had income from continuing operations of $2,246,000 for the year ended January 31, 2004, compared to $2,631,000 for the year ended January 31, 2003. The decrease in income from continuing operations was attributable to delays and work suspensions on certain public sector projects partially offset by reduced depreciation expense from assets that were fully depreciated in prior periods.

ENERGY DIVISION
(in thousands)

                                              Year ended January 31,
                                              ---------------------
                                               2004         2003
                                               ----         ----
Revenues                                    $2,919        $2,617
Loss from continuing operations              (1,500)      (1,223)

Energy division revenues increased 11.5% to $2,919,000 for the year ended January 31, 2004, compared to revenues of $2,617,000 for the year ended January 31, 2003. The increase in revenue for the division was primarily attributable to increased market penetration of the Company's resonance technology process. Revenues for the division in fiscal 2004 include approximately $73,000 related to the Company's coalbed methane projects in the mid-continent region of the United States.

The division had a loss from continuing operations of $1,500,000 for the year ended January 31, 2004, compared to a loss from continuing operations of $1,223,000 for the year ended January 31, 2003. The increased loss for the division is the result of increased expenses related to the Company's coalbed methane development activities.

CORPORATE EXPENSES

Corporate expenses not allocated to individual divisions (primarily included in selling, general and administrative expenses) were $13,481,000 and $14,759,000 for the years ended January 31, 2004 and 2003, respectively. The decrease in Corporate expenses for the year ended January 31, 2004 was primarily the result of lower division incentive-related accruals for the year, workforce reductions in the second quarter and cost reduction measures implemented late in fiscal 2003. These decreases were partially offset by severance-related costs of approximately $800,000 incurred during the second quarter.

OUTLOOK

Looking forward, Schmitt said, "We are forecasting a stronger year in fiscal 2005. Indicators for the minerals, geoconstruction and energy markets are more positive than we have seen in several years. The non-municipal market for water supply is also turning up as the economy improves and low interest rates continue to maintain the already strong housing sector. In addition, municipalities are beginning to experience a steadily improving tax revenue stream which may allow a window of opportunity for margin improvement in our water resources division. If these events continue to unfold, all of our businesses will be moving in a positive direction at the same time."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including, but not limited to, prevailing prices for various metals and unanticipated slowdowns in the Company's major markets. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those currently estimated. These statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

                   LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except share and per share data)

                                                          Three Months                      Year Ended
                                                        Ended January 31,                   January 31,
                                                        -----------------                   -----------
                                                       2004            2003            2004            2003
                                                     ---------       ---------       ---------       ---------
Revenues                                             $  72,258       $  60,112       $ 272,053       $ 255,523
Cost of revenues (exclusive of depreciation
  shown below)                                          53,388          41,736         196,462         180,351
                                                     ---------       ---------       ---------       ---------
Gross profit                                            18,870          18,376          75,591          75,172
Selling, general and administrative expenses            13,230          13,051          53,920          52,425
Depreciation and amortization                            3,080           3,164          11,877          13,204
Other income (expense):
  Equity in earnings of affiliates                         675             159           1,398             842
Interest                                                  (686)           (590)         (2,604)         (2,490)
Debt extinguishment costs                                   --              --          (2,320)         (1,135)
Other, net                                                 (85)            823             358           1,694
                                                     ---------       ---------       ---------       ---------
Income from continuing operations before
  income taxes                                           2,464           2,553           6,626           8,454
Income tax expense                                       1,412           1,587           4,265           5,084
Minority interest                                           --               4              --            (188)
                                                     ---------       ---------       ---------       ---------
Net income from continuing operations before
  discontinued operations and cumulative effect
  of accounting change                                   1,052             970           2,361           3,182
Loss from discontinued operations, net of
  income taxes                                            (820)           (469)         (1,456)         (2,225)
Gain (loss) on sale of discontinued operations,
  net of income taxes                                    1,709             (23)          1,746             (23)
                                                     ---------       ---------       ---------       ---------
Net income before cumulative effect
  of accounting change                                   1,941             478           2,651             934
Cumulative effect of accounting change,
  net of income taxes                                       --              --              --         (14,429)
                                                     ---------       ---------       ---------       ---------

Net income (loss)                                    $   1,941       $     478       $   2,651       $ (13,495)
                                                     =========       =========       =========       =========

Diluted net income per share from continuing
  operations                                         $    0.08       $    0.09       $    0.19       $    0.26
                                                     =========       =========       =========       =========
Diluted net income (loss) per share                  $    0.15       $    0.04       $    0.21       $   (1.11)
                                                     =========       =========       =========       =========